Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS RECORD FIRST QUARTER RESULTS
STRONG REVENUE AND ORIGINATION GROWTH, MODERATING EXPENSE TRENDS AND
LOW NET CHARGE-OFFS

Financial Highlights

•	EPS of $1.37, versus $1.12 last year
•	EPS of $1.30, up 15%, excluding noteworthy items
•	New business volume of $10.8 billion, up 24%
•	Revenue growth of 14%, excluding noteworthy items

        NEW YORK – April 18, 2007 – CIT Group Inc. (NYSE: CIT), today reported diluted earnings per share (EPS) of $1.37 for the quarter, up from $1.12 for the 2006 quarter. Net income available to common shareholders was $271.4 million and $229.7 million for the current and prior year quarters.

        Excluding noteworthy items, diluted EPS of $1.30 ($257.8 million net income available to common shareholders) for the quarter improved 15% from $1.13 ($230.6 million) in 2006. On this basis, return on average common equity was 14.8%, up from 14.2% last year.

        The current quarter noteworthy items increased EPS by $0.07 including a tax expense reduction of $20.6 million due to the release of certain international tax reserves ($0.10 diluted EPS increase) and an interest expense increase of $14.8 million due to certain costs related to early extinguishments of high cost debt ($0.04 diluted EPS decrease). See noteworthy items, which are detailed in the attached Non-GAAP tables on page 16.

        “CIT is off to a solid start in 2007 with our operating EPS increasing 15% from a year ago,” said Jeffrey M. Peek, Chairman and Chief Executive Officer of CIT. “The key drivers of our success have been broad-based and are rooted in the growth strategies and initiatives that are building CIT’s future. Our sales force investment continues to pay dividends. Top-line revenue grew 14% as a result of our 24% increase in new business volume.

        Our decision to acquire Citigroup’s U.S. Business Technology Finance unit was a milestone for CIT and adds $2 billion in assets. This acquisition will increase our economies of scale and increase our global market share in the vendor finance sector. Looking ahead, we will continue to leverage our asset origination, risk management and client servicing capabilities to increase future shareholder returns.”

1

Consolidated Financial Highlights:

Overview

•	Assets increased 7% in the quarter on organic growth and the $2 billion Barclay’s vendor finance acquisition, which expands our presence in the U.K. and Germany. Assets were up 22% from a year ago.
•	Fees and other income were strong.
•	Overall credit quality remained high, with excellent commercial performance offset by weakening home lending metrics.
•	Efficiency improved from last year on sales force productivity gains, and was relatively unchanged from last quarter reflecting expense management initiatives.
•	EPS and return on average common equity benefited from capital initiatives and lower tax rates.

Total Net Revenue

•	Total net revenue before credit provision was $808.5 million (excluding the charge for retiring the high-coupon debt) for the quarter; up 14% from last year reflecting increased finance revenue on higher assets and improved other revenue.
•	Other revenue performance was led by strong fee and other income, as well as increased gains from receivable sales and syndications.

Net Finance Revenue

•	Net finance revenue was up 7% from last year and 3% from last quarter (excluding the noteworthy item) due to strong asset growth, tempered by margin compression.
•	Net finance revenue as a percentage of average earning assets was 2.74% (2.83% excluding the noteworthy item), down from 3.36% last year and 2.96% last quarter. The declines are primarily due to product mix, competitive pricing, capital initiatives, as well as higher yield-related fees last year.
•	Operating lease net revenue was 6.82% of average operating leases, compared to 6.60% last year and 7.09% last quarter.

Other Revenue

•	Other revenue increased to $328.6 million, up from $260.1 million last year. Fees and other income increased in the quarter, and gains from receivable sales and syndications were up from the prior year.
•	During the quarter, we sold or syndicated receivables of $2.4 billion (23% of origination volume), compared to $1.4 billion (16%) last year. Gains on receivable sales and syndications fees were $53.6 million and $40.6 million for these periods. The current quarter gains were tempered by a fair value write down of approximately $13 million on an energy receivable.
•	Other revenue was 41% of total net revenue for the quarter, up from 37% last year.

Credit Quality

•	Net charge-offs were 0.39% of average finance receivables, up slightly with 0.37% last year and improved from 0.58% last quarter. The current quarter net charge-offs for our businesses aside from our consumer segment were minimal and included strong recoveries in aerospace and

2

energy. Recoveries were 31 basis points this quarter, up from 17 basis points last year and 18 basis points last quarter.
•	Total 60+ day owned delinquencies were 1.98% of finance receivables (excluding student lending), relatively unchanged from December 31, 2006, as lower commercial portfolio delinquencies were offset by an increase in home lending delinquencies.
•	Non-performing assets (non-accrual loans plus repossessed assets) were 1.74% of finance receivables (excluding student lending), up from 1.65% last quarter reflecting trends consistent with delinquencies.
•	The provision for credit losses was $71.1 million, versus $33.3 million in the prior year. Reserves for credit losses increased $44.7 million in the quarter to $704.0 million, reflecting asset growth and home lending trends.
•	Excluding both student lending receivables and specific reserves for impaired loans, the reserve for credit losses was 1.32% of finance receivables, versus 1.30% last quarter and 1.27% last year, reflecting higher home lending reserves.
•	Student lending receivables are excluded from the above metrics, as they are guaranteed by the U.S. Government.

Salaries and General Operating Expenses

•	Total salaries and general operating expenses benefited from focused expense management initiatives. For the quarter, excluding a restructuring provision reversal, expenses were $358.3 million, essentially flat with $358.2 million last quarter, and up from $323.1 million a year ago. The increase from last year reflects higher salary and benefit expenses on increased headcount, as well as incremental costs associated with acquisitions.
•	The efficiency ratio, excluding noteworthy items in each period, was 44.3% for the quarter, improved from 45.7% last year and flat sequentially. Including the noteworthy items, the efficiency ratios were 44.8% for the current and prior quarters, and 47.3% for the prior year quarter.
•	Employee headcount totaled approximately 7,500 at March 31, 2007 up from 7,345 at December 31, 2006. The increase is primarily due to the international vendor finance acquisition.
•	In April, we continued our expense management initiatives by taking cost saving actions across the Company, which will result in the payment of approximately $20 million in termination benefits to 250 employees in the second quarter of 2007.

Effective Tax Rate

•	The effective tax rate was 30.0%, compared to 31.8% last year. The decrease reflects the continued benefit from relocating and funding certain aerospace assets offshore and improved international earnings. These effective tax rates exclude deferred tax liability releases.
•	The effective tax rates were 23.9% and 29.8% for the current and prior year quarters, including deferred tax liability releases in noteworthy items.

Volume and Assets

•	Origination volume for the quarter, excluding factoring, was $10.8 billion, up 24% over last year, on strong results across all businesses.
•	Managed assets were $79.7 billion at March 31, 2007, up 22% from last year, driven by strong origination volume and the international vendor acquisition.

3

•	On April 2, 2007, we signed a definitive purchase agreement to acquire the U.S. Business Technology Finance unit of Citigroup Inc. The transaction is expected to close in the second quarter and will add approximately $2 billion of vendor finance assets.

Capitalization

•	In the first quarter, we sold $750 million in 60-year junior subordinated notes, which are classified as debt, but are included in tangible capital (hybrid debt). In January, we agreed to purchase $500 million of our common stock through an accelerated stock buyback program. During the quarter, approximately 7.65 million shares were purchased, with the final share purchase expected in the second quarter.
•	Effective January 1, 2007, we early adopted Statement of Financial Accounting Standard No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”, based on our interpretation of current guidance. We applied the standard, which provides for elective fair value accounting on selected financial instruments, to fixed high-coupon debt securities, which were hedged in accordance with SFAS 133, resulting in an $85.3 million direct after tax reduction of retained earnings. In response to our tender offer, a portion of these securities were refinanced near the end of the quarter with lower cost floating rate debt. The tender premium was reflected in first quarter earnings.

Segment Results:

•	Beginning with the first quarter of 2007, we refined our capital allocation methodology and began allocating certain expenses to our segments to measure segment performance on a more fully allocated basis. These expenses, primarily a portion of the provisions for credit losses in excess of net charge-offs, equity-based compensation and corporate support costs, had previously been recorded in Corporate and Other. Prior year amounts have been conformed to this presentation. Certain other expenses are not allocated to the operating segments. These are reported in Corporate and Other and consist primarily of the following: (1) certain funding costs, as the segment results reflect debt transfer pricing that matches assets and liabilities from an interest rate and maturity perspective; (2) certain tax provisions and benefits; (3) the portion of credit loss provisioning in excess of amounts recorded in the segments; and (4) interest and dividends on preferred securities, as segment risk adjusted returns are based on the allocation of common equity.
•	The net effect of these allocation changes was to reduce the individual segment risk adjusted capital returns by up to 7%, while also reducing the dampening effect of unallocated corporate and other on our consolidated returns less than 1%.

Commercial Finance Group

Corporate Finance

•	Total net revenues (before provision for credit losses) were $236.4 million up from $178.3 million last year.
•	Net finance revenue after depreciation totaled $148.7 million, up from $118.3 million last year. As a percentage of average earning assets, net finance revenue decreased 28 basis points (“bps”) from last year on tighter spreads.
•	Other revenue increased from last year on strong asset sale gains and syndication fees. During the quarter, we syndicated or sold $1.0 billion of receivables, compared to $0.6 billion last year.

4

•	Net charge-offs were up from last year due to the $22 million charge-off of a loan to a water bottling company. The current quarter includes an $8.6 million recovery on an energy account. Delinquencies and non-performing assets declined from last quarter.
•	Volume was up 36% from last year and was broad-based.
•	Return on risk adjusted capital was 15.9%, up from 12.2% last year.

Transportation Finance

•	Total net revenues were $95.1 million up from $86.7 million last year.
•	Net finance revenue after depreciation totaled $77.4 million, down from $80.6 million last year. As a percentage of average earning assets, net finance revenue after depreciation decreased 55 bps from last year, which included higher prepayment fees. Aerospace utilization and lease rates were stable, while rail utilization and rates declined slightly in the quarter.
•	Other revenue was up from last year on higher fees and gains from equipment sales.
•	The current quarter included a $22.5 million recovery from a previously charged-off aerospace account. Delinquencies were up slightly from last quarter, while non-performing accounts declined.
•	Volume for the quarter was up from last year on an additional aircraft delivery and higher rail volume.
•	Return on risk-adjusted capital improved to 19.3% from 14.6% last year.

Trade Finance

•	Total net revenues were $109.0 million, up slightly with $108.2 million last year.
•	Net finance revenue totaled $41.3 million, up from $38.5 million last year. As a percentage of average earning assets, net finance revenue decreased 60 bps from the prior year reflecting high market liquidity and competitive pricing.
•	Other revenue was also down from the prior year on lower commission rates reflecting high liquidity in the market and the benign credit environment.
•	Net charge-offs were relatively unchanged from last year, while delinquencies and non-performing accounts were down slightly from last quarter.
•	Factored volumes were up 3% over last year.
•	Return on risk adjusted capital declined to 17.0% from 19.1% last year.

Specialty Finance Group

Vendor Finance

•	Total net revenues were $244.9 million, up from $215.1 million last year.
•	Net finance revenue after depreciation totaled $132.1 million, up from $130.3 million last year. As a percentage of average earning assets, net finance revenue after depreciation was down from last year, primarily due to the international vendor acquisition.
•	Other revenue of $112.8 million was up from last year reflecting on strong loan sale gains (primarily U.S. vendor receivables).
•	Credit metrics remained strong. Net charge-offs of 0.57% for the quarter were down from last year. Delinquencies improved and non-performing accounts were up only slightly.

5

•	Total new business volume grew 19% over last year on higher international volumes. Excluding Dell in the U.S., volumes were up 34%. Dell volumes continued to decline, however, at a lower rate than last quarter.
•	Return on risk-adjusted capital was 19.7% for the quarter versus 22.7% last year. The decline is due to lower international results, as acquisition synergies have not yet been realized.

Consumer and Small Business Lending

•	Total net revenues of $136.2 million increased from $123.9 million last year.
•	Net finance revenue totaled $93.9 million, up from $84.7 million last year. Net finance revenue was down 34 bps as a percentage of average earning assets from last year primarily due to lower home and student lending spreads.
•	Other revenue increased from last year on higher gains on sales of student lending and home lending receivables. During the quarter, $1.2 billion (including $0.5 billion of home lending) was sold, versus $0.8 billion ($0.3 billion) last year.
•	Net charge-offs were 0.78%, up from 0.54% last year on higher home lending charge-offs, which increased to 1.20% this quarter from 0.69% last year. Increases in home lending delinquencies (5.02% from 4.60%) and non-performing accounts (5.09% from 4.40%), reflected the negative influences of economic conditions in this sector. See page 15 for selected home lending portfolio statistics.
•	New business volume increased over last year across all consumer businesses. Home lending receivable portfolios purchased totaled approximately $1.1 billion during the quarter versus $0.9 billion last year.
•	Return on risk-adjusted capital declined to 5.7% from 6.8% last year primarily reflecting higher charge-offs.

Corporate and Other

•	Corporate and other expenses reduced return on equity by approximately 50 bps for the current and prior quarter, versus 20 bps for the prior year.

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Conference Call and Webcast:

        We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio web cast today at 11:00 am (ET). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio web cast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (ET) April 25, 2007, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 13791892, or at the following website: http://ir.cit.com.

About CIT:

        CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.CIT.com

Forward-Looking Statements:

        This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

###

Contact:

Investor Relations	Steven Klimas	Vice President	(973) 535-3769

Media Relations	C. Curtis Ritter	Director of External Communications and Media Relations	(212) 461-7711 curt.ritter@cit.com

7

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Finance revenue	$ 1,617.1	$ 1,548.5	$ 1,294.6
Interest expense	888.4	823.0	598.3
Depreciation on operating lease equipment	263.6	261.4	249.4

Net finance revenue	465.1	464.1	446.9
Provision for credit losses	71.1	68.2	33.3

Net finance revenue, after credit provision	394.0	395.9	413.6
Other revenue	328.6	345.5	260.1

Total net revenue, after credit provision	722.6	741.4	673.7
Salaries and general operating expenses	355.8	363.0	323.1
Provision for restructuring	-	-	11.1

Income before provision for income taxes	366.8	378.4	339.5
Provision for income taxes	(87.8)	(111.5)	(101.3)
Minority interest, after tax	(0.1)	(0.1)	(0.8)

Net income before preferred stock dividends	278.9	266.8	237.4
Preferred stock dividends	(7.5)	(7.5)	(7.7)

Net income available to common stockholders	$ 271.4	$ 259.3	$ 229.7

Per common share data
Basic earnings per share	$ 1.40	$ 1.31	$ 1.15
Diluted earnings per share	$ 1.37	$ 1.28	$ 1.12
Number of shares - basic (thousands)	194,099	198,308	199,462
Number of shares - diluted (thousands)	197,922	201,948	204,455

Other Revenue
Fees and other income(1)	$ 185.5	$ 133.9	$ 128.7
Factoring commissions	52.4	60.4	55.8
Gains on receivable sales and syndication fees	53.6	105.8	40.6
Gains on sales of leasing equipment	29.5	32.1	21.4
Gains on securitizations	7.6	13.3	13.6

Total other revenue	$ 328.6	$ 345.5	$ 260.1

(1)	Fees and other income primarily includes servicing fees and structuring and advisory fees.

8

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2007	2006

ASSETS
Financing and leasing assets:
Finance receivables	$ 60,126.5	$ 55,064.9
Reserve for credit losses	(704.0)	(659.3)

Net finance receivables	59,422.5	54,405.6
Operating lease equipment, net	11,294.4	11,017.9
Financing and leasing assets held for sale	1,954.9	1,793.7
Cash and cash equivalents	3,464.3	4,458.4
Retained interests in securitizations and other investments	1,223.8	1,059.4
Goodwill and intangible assets, net	1,252.4	1,008.4
Other assets	3,447.4	3,324.5

Total Assets	$ 82,059.7	$ 77,067.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt:
Commercial paper	$ 5,261.4	$ 5,365.0
Deposits	2,908.8	2,399.6
Non-recourse, secured borrowings	4,333.8	4,398.5
Variable-rate senior unsecured notes	23,009.4	19,184.3
Fixed-rate senior unsecured notes	29,939.0	29,107.1
Junior subordinated notes	750.0	-
Preferred capital securities	259.1	250.3

Total debt	66,461.5	60,704.8
Credit balances of factoring clients	3,769.9	4,131.3
Accrued liabilities and payables	4,375.3	4,440.8

Total Liabilities	74,606.7	69,276.9
Minority interest	39.6	39.9

Stockholders’ Equity:
Preferred stock	500.0	500.0
Common stock	2.1	2.1
Paid-in capital	10,633.6	10,678.9
Accumulated deficit	(2,704.1)	(2,838.9)
Accumulated other comprehensive income	121.5	129.6
Less: treasury stock, at cost	(1,139.7)	(720.6)

Total Common Stockholders’ Equity	6,913.4	7,251.1

Total Stockholders’ Equity	7,413.4	7,751.1

Total Liabilities and Stockholders’ Equity	$ 82,059.7	$ 77,067.9

Other Assets
Deposits on commercial aerospace flight equipment	$ 752.5	$ 719.0
Accrued interest and receivables from derivative counterparties	656.8	643.6
Investments in and receivables from non-consolidated subsidiaries	466.9	535.7
Repossessed assets and off-lease equipment	168.3	124.1
Prepaid expenses	118.0	99.2
Furniture and fixtures, miscellaneous receivables and other assets	1,284.9	1,202.9

	$ 3,447.4	$ 3,324.5

9

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	March 31,	December 31,	March 31,
	2007	2006	2006
Commercial Finance Group
Corporate Finance
Finance receivables	$ 19,421.8	$ 18,989.5	$ 14,533.3
Operating lease equipment, net	185.5	204.4	165.9
Financing and leasing assets held for sale	921.9	563.1	195.1

Owned assets	20,529.2	19,757.0	14,894.3
Finance receivables securitized and managed by CIT	1,436.6	1,568.7	2,255.6

Managed assets	21,965.8	21,325.7	17,149.9

Transportation Finance
Finance receivables	2,186.7	2,123.3	1,548.7
Operating lease equipment, net	10,174.7	9,846.3	8,972.0
Financing and leasing assets held for sale	71.1	75.7	83.8

Owned assets	12,432.5	12,045.3	10,604.5

Trade Finance
Finance receivables	6,889.2	6,975.2	6,719.5

Specialty Finance Group
Vendor Finance
Finance receivables	9,452.0	7,102.5	7,325.8
Operating lease equipment, net	934.2	967.2	1,028.1
Financing and leasing assets held for sale	351.4	529.3	655.9

Owned assets	10,737.6	8,599.0	9,009.8
Finance receivables securitized and managed by CIT	4,277.5	4,057.8	3,875.9

Managed assets	15,015.1	12,656.8	12,885.7

Consumer and Small Business Lending
Finance receivables - home lending	10,837.1	9,647.7	8,982.5
Finance receivables - student lending	9,493.4	8,488.9	6,117.3
Finance receivables - small business lending	1,257.7	1,200.7	1,237.6
Finance receivables - other	588.6	537.1	376.6
Financing and leasing assets held for sale	610.5	625.6	616.2

Owned assets	22,787.3	20,500.0	17,330.2
Home lending finance receivables securitized and managed by CIT	600.5	634.8	781.6

Managed assets	23,387.8	21,134.8	18,111.8

Other - Equity Investments	21.2	25.4	31.1

Total
Finance receivables	$ 60,126.5	$ 55,064.9	$ 46,841.3
Operating lease equipment, net	11,294.4	11,017.9	10,166.0
Financing and leasing assets held for sale	1,954.9	1,793.7	1,551.0

Financing and leasing assets excl. equity investments	73,375.8	67,876.5	58,558.3
Equity investments (included in other assets)	21.2	25.4	31.1

Owned assets	73,397.0	67,901.9	58,589.4
Finance receivables securitized and managed by CIT	6,314.6	6,261.3	6,913.1

Managed assets	$ 79,711.6	$ 74,163.2	$ 65,502.5

10

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Commercial Finance Group
Corporate Finance
Net finance revenue, before depreciation	$ 158.5	$ 153.9	$ 127.0
Depreciation on operating lease equipment	9.8	9.4	8.7
Provision for credit losses	(4.5)	33.8	(2.6)
Other revenue	87.7	80.7	60.0
Total net revenue, after credit provision	240.9	191.4	180.9
Provision for income taxes	(46.1)	(27.9)	(31.9)
Net income	87.4	53.1	54.3
Return on risk-adjusted capital	15.9%	9.8%	12.2%
New business volume	$ 3,318.0	$ 4,094.3	$ 2,438.0

Transportation Finance
Net finance revenue, before depreciation	$ 210.9	$ 207.9	$ 184.9
Depreciation on operating lease equipment	133.5	127.2	104.3
Provision for credit losses	(22.5)	1.2	(0.4)
Other revenue	17.7	11.9	6.1
Total net revenue, after credit provision	117.6	91.4	87.1
Provision for income taxes	(7.7)	1.2	(4.2)
Net income	76.3	58.9	49.5
Return on risk-adjusted capital	19.3%	16.0%	14.6%
New business volume	$ 686.2	$ 1,395.5	$ 497.1

Trade Finance
Net finance revenue, before depreciation	$ 41.3	$ 44.3	$ 38.5
Provision for credit losses	7.9	9.0	7.0
Other revenue	67.7	74.7	69.7
Total net revenue, after credit provision	101.1	110.0	101.2
Provision for income taxes	(23.3)	(27.1)	(23.6)
Net income	36.6	44.0	39.8
Return on risk-adjusted capital	17.0%	18.3%	19.1%

Total Commercial Finance Group
Net finance revenue, before depreciation	$ 410.7	$ 406.1	$ 350.4
Depreciation on operating lease equipment	143.3	136.6	113.0
Provision for credit losses	(19.1)	44.0	4.0
Other revenue	173.1	167.3	135.8
Total net revenue, after credit provision	459.6	392.8	369.2
Provision for income taxes	(77.1)	(53.8)	(59.7)
Net income	200.3	156.0	143.6
Return on risk-adjusted capital	17.2%	13.5%	14.5%
New business volume, excluding factoring	$ 4,004.2	$ 5,489.8	$ 2,935.1

11

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Specialty Finance Group
Vendor Finance
Net finance revenue, before depreciation	$ 252.5	$ 250.7	$ 266.8
Depreciation on operating lease equipment	120.4	124.8	136.5
Provision for credit losses	13.5	13.3	17.5
Other revenue	112.8	113.5	84.8
Total net revenue, after credit provision	231.4	226.1	197.6
Provision for income taxes	(37.9)	(47.8)	(35.3)
Net income	73.5	73.4	62.1
Return on risk-adjusted capital	19.7%	27.9%	22.7%
New business volume	$ 2,317.6	$ 2,193.3	$ 1,949.0

Consumer and Small Business Lending
Net finance revenue, before depreciation	$ 93.9	$ 88.1	$ 84.7
Provision for credit losses	43.7	18.2	20.6
Other revenue	42.3	61.4	39.2
Total net revenue, after credit provision	92.5	131.3	103.3
Provision for income taxes	(9.8)	(21.3)	(12.2)
Net income	20.3	40.3	21.6
Return on risk-adjusted capital	5.7%	11.7%	6.8%
New business volume	$ 4,457.4	$ 3,916.7	$ 3,831.6

Total Specialty Finance Group
Net finance revenue, before depreciation	$ 346.4	$ 338.8	$ 351.5
Depreciation on operating lease equipment	120.4	124.8	136.5
Provision for credit losses	57.2	31.5	38.1
Other revenue	155.1	174.9	124.0
Total net revenue, after credit provision	323.9	357.4	300.9
Provision for income taxes	(47.7)	(69.1)	(47.5)
Net income	93.8	113.7	83.7
Return on risk-adjusted capital	12.8%	18.7%	14.1%
New business volume	$ 6,775.0	$ 6,110.0	$ 5,780.6

Corporate and Other
Net finance revenue, before depreciation	$ (28.4)	$ (19.4)	$ (5.6)
Provision for credit losses	33.0	(7.3)	(8.8)
Other revenue	0.4	3.3	0.3
Total net revenue, after credit provision	(60.9)	(8.8)	3.6
Provision for income taxes	37.0	11.4	5.9
Net (loss) income	(22.7)	(10.4)	2.4

12

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

	Quarters Ended
	March 31, 2007		December 31, 2006		March 31, 2006
Net Credit Losses - Owned as a Percentage of Average Finance Receivables
Corporate Finance	$ 17.8	0.37%	$ 26.7	0.57%	$ 0.2	0.01%
Transportation Finance	(22.5)	(4.15)%	-	-	-	-
Trade Finance	7.0	0.42%	8.6	0.46%	6.7	0.41%

Total Commercial Finance Group	2.3	0.03%	35.3	0.51%	6.9	0.12%
Vendor Finance	13.7	0.57%	15.4	0.84%	13.8	0.74%
Consumer and Small Business Lending	41.2	0.78%	29.4	0.60%	21.6	0.54%

Total Specialty Finance Group	54.9	0.72%	44.8	0.66%	35.4	0.60%

Total	$ 57.2	0.39%	$ 80.1	0.58%	$ 42.3	0.37%

Total, excluding student loans	$ 57.2	0.46%	$ 80.1	0.69%	$ 42.3	0.42%

Net Credit Losses - Managed as a Percentage of Average Managed Finance Receivables
Corporate Finance	$ 19.8	0.38%	$ 31.8	0.62%	$ 1.3	0.03%
Transportation Finance	(22.5)	(4.15)%	-	-	-	-
Trade Finance	7.0	0.42%	8.6	0.46%	6.7	0.41%

Total Commercial Finance Group	4.3	0.06%	40.4	0.55%	8.0	0.13%
Vendor Finance	20.0	0.59%	19.8	0.71%	21.7	0.77%
Consumer and Small Business Lending	45.7	0.84%	33.8	0.67%	28.2	0.67%

Total Specialty Finance Group	65.7	0.74%	53.6	0.68%	49.9	0.71%

Total	$ 70.0	0.43%	$ 94.0	0.62%	$ 57.9	0.44%

Total, excluding student loans	$ 70.0	0.50%	$ 94.0	0.71%	$ 57.9	0.49%

Finance Receivables Past Due 60 days or more - Owned as a Percentage of Finance Receivables	March 31, 2007		December 31, 2006		March 31, 2006

Corporate Finance	$ 59.9	0.31%	$ 105.2	0.55%	$ 69.6	0.48%
Transportation Finance	16.3	0.75%	15.3	0.72%	21.8	1.41%
Trade Finance	94.9	1.38%	101.8	1.46%	42.8	0.64%

Total Commercial Finance Group	171.1	0.60%	222.3	0.79%	134.2	0.59%

Vendor Finance	226.8	2.40%	200.7	2.83%	223.4	3.05%
Consumer and Small Business Lending	1,056.9	4.77%	898.9	4.52%	464.8	2.78%

Total Specialty Finance Group	1,283.7	4.06%	1,099.6	4.08%	688.2	2.86%

Total	$ 1,454.8	2.42%	$ 1,321.9	2.40%	$ 822.4	1.76%

Total, excluding student loans	$ 1,001.9	1.98%	$ 921.8	1.98%	$ 627.2	1.54%

Non-performing Assets - Owned as a Percentage of Finance Receivables
Corporate Finance	$ 99.0	0.51%	$ 150.4	0.79%	$ 163.7	1.13%
Transportation Finance	7.6	0.35%	7.9	0.37%	14.2	0.92%
Trade Finance	57.9	0.84%	60.4	0.87%	4.4	0.07%

Total Commercial Finance Group	164.5	0.58%	218.7	0.78%	182.3	0.80%

Vendor Finance	108.7	1.15%	78.2	1.10%	103.6	1.41%
Consumer and Small Business Lending	609.9	2.75%	473.6	2.38%	256.4	1.53%

Total Specialty Finance Group	718.6	2.27%	551.8	2.05%	360.0	1.50%

Total	$ 883.1	1.47%	$ 770.5	1.40%	$ 542.3	1.16%

Total, excluding student loans	$ 883.1	1.74%	$ 770.5	1.65%	$ 542.3	1.33%

Finance Receivables Past Due 60 days or more - Managed as a Percentage of Managed Financial Assets
Corporate Finance	$ 70.0	0.32%	$ 114.8	0.54%	$ 74.8	0.44%
Transportation Finance	16.3	0.72%	15.3	0.69%	21.8	1.34%
Trade Finance	94.9	1.38%	101.8	1.46%	42.8	0.64%

Total Commercial Finance Group	181.2	0.59%	231.9	0.77%	139.4	0.55%

Vendor Finance	363.2	2.58%	340.1	2.91%	319.3	2.69%
Consumer and Small Business Lending	1,107.6	4.74%	955.8	4.52%	537.5	2.97%

Total Specialty Finance Group	1,470.8	3.93%	1,295.9	3.95%	856.8	2.86%

Total	$ 1,652.0	2.42%	$ 1,527.8	2.42%	$ 996.2	1.80%

Total, excluding student loans	$ 1,199.1	2.05%	$ 1,127.7	2.07%	$ 801.0	1.64%

13

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
Profitability	2007	2006	2006

Net finance revenue as a percentage of AEA	2.74%	2.96%	3.36%
Net finance revenue after provision as a percentage of AEA	2.32%	2.52%	3.11%
Salaries and general operating expenses as a percentage of AMA	1.92%	2.10%	2.22%
Efficiency ratio	44.8%	44.8%	47.3%
Return on average common stockholders’ equity	15.6%	14.6%	14.1%
Return on AEA	1.60%	1.65%	1.73%
Return on AMA	1.47%	1.50%	1.52%
See “Non-GAAP Disclosures” for additional information regarding profitability ratio and metric comparisons.
Average Balances
Average Finance Receivables (AFR)	$ 58,798.1	$ 54,830.9	$ 45,765.1
Average Earning Assets (AEA)	67,920.9	62,774.7	53,222.2
Average Managed Assets (AMA)	74,100.6	68,996.3	60,276.7
Average Operating Leases (AOL)	11,168.2	10,818.9	9,825.4
Average Common Stockholders’ Equity	6,953.2	7,106.5	6,508.1

	March 31,	December 31,	March 31,
	2007	2006	2006

Capital and Leverage
Total tangible stockholders’ equity to managed assets	8.65%	9.36%	9.72%
Tangible book value per common share	$29.36	$31.22	$28.10

Reserve for Credit Losses
Reserve for credit losses as a percentage of finance receivables, excluding student loans	1.39%	1.42%	1.52%
Reserve for credit losses (excluding reserves related to impaired loans and hurricane reserves) as a percentage of finance receivables, excluding student loans	1.32%	1.30%	1.27%
Reserve for credit losses as a percentage of finance receivables	1.17%	1.20%	1.32%
Reserve for credit losses as a percentage of non-performing assets	79.7%	85.6%	114.4%
Reserve for credit losses as a percentage of finance receivables past due 60 days or more	48.4%	49.9%	75.4%
Reserve for credit losses as a percentage of finance receivables past due 60 days or more, excluding student lending	70.3%	71.5%	98.9%

14

CIT GROUP INC. AND SUBSIDIARIES
Select Concentration Data
(dollars in millions unless specified)

Commercial Aerospace Portfolio:
	March 31, 2007		December 31, 2006		March 31, 2006
	Net Investment	Number	Net Investment	Number	Net Investment	Number
By Region:
Europe	$ 2,826.2	88	$ 2,880.2	88	$ 2,340.2	73
U.S. and Canada	1,262.0	59	1,288.0	60	1,214.8	54
Asia Pacific	1,758.8	54	1,705.6	52	1,635.6	54
Latin America	984.5	31	835.4	27	680.2	24
Africa / Middle East	486.8	12	402.1	10	295.4	7

Total	$ 7,318.3	244	$ 7,111.3	237	$ 6,166.2	212

By Manufacturer:
Boeing	$ 3,162.9	126	$ 3,105.7	124	$ 2,594.1	115
Airbus	4,150.0	118	3,996.2	113	3,538.6	91
Other	5.4	-	9.4	-	33.5	6

Total	$ 7,318.3	244	$ 7,111.3	237	$ 6,166.2	212

By Body Type (1):
Narrow body	$ 5,394.7	186	$ 5,168.9	179	$ 4,553.1	168
Intermediate	1,657.9	43	1,690.3	43	1,394.3	28
Wide body	260.3	15	242.7	15	185.3	10
Other	5.4	-	9.4	-	33.5	6

Total	$ 7,318.3	244	$ 7,111.3	237	$ 6,166.2	212

By Product:
Operating lease	$ 6,439.1	198	$ 6,274.0	192	$ 5,651.8	187
Leveraged lease (other)	40.5	2	95.2	4	147.9	5
Leveraged lease (tax optimized)	43.9	1	43.1	1	90.0	5
Capital lease	214.2	8	151.9	6	68.9	2
Loan	580.6	35	547.1	34	207.6	13

Total	$ 7,318.3	244	$ 7,111.3	237	$ 6,166.2	212

Number of accounts	94		92		92
Weighted average age of fleet (years)	6		5		6
Largest customer net investment	$ 286.0		$ 288.6		$ 296.3
Off-lease aircraft		-		-		6

New Aircraft Delivery Order Book (dollars in billions)
For the Years Ending December 31,
2006 (Remaining 2006)	$ -	-	$ -	-	$ 0.8	15
2007 (Remaining 2007)	1.1	21	1.3	26	1.0	23
2008	1.4	24	1.4	24	0.8	19
2009	0.8	13	0.8	13	-	-
Thereafter	2.3	28	2.3	28	0.5	5

Total	$ 5.6	86	$ 5.8	91	$ 3.1	62

(1)	Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

Managed Home Lending Portfolio Statistics

	March 31,	December 31,	March 31,
	2007	2006	2006
Managed assets	$ 11,552.6	$ 10,522.5	$ 10,084.6
Portfolio assets	$ 10,952.1	$ 9,887.7	$ 9,303.0
% of first mortgages	89%	89%	91%
Average loan size	$ 124.3	$ 120.9	$ 119.6
Fixed-rate mortgage %	42%	43%	43%
Weighted Average loan-to-value	82%	82%	81%
Average FICO score	636	636	635
Delinquencies (sixty days or more)	5.15%	4.76%	2.93%
Net charge-offs-managed basis	1.30%	0.99%	0.91%
Net charge-offs-owned basis	1.20%	0.87%	0.69%

15

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

	Quarters Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenue, excluding certain noteworthy items(1):
Total net revenues (before provision for credit losses)	$ 793.7	$ 809.6	$ 707.0
Loss on call of high coupon debt	14.8	-	-

Total net revenues - adjusted	$ 808.5	$ 809.6	$ 707.0

Net income, excluding certain noteworthy items(1):
Net income available to common shareholders	$ 271.4	$ 259.3	$ 229.7
Revenue-related items
Loss on call of high coupon debt	8.4	-	-
Non revenue-related items
Income tax liability reversals	(20.6)	(7.6)	(6.5)
Provisions for restructuring	(1.4)	-	7.4
Early termination on NYC lease / legal settlement	-	2.8	-

Net income - adjusted	$ 257.8	$ 254.5	$ 230.6

(1)	In addition to the results of operations presented in accordance with accounting principles generally accepted in the U.S., our management uses certain non-GAAP financial measures to: evaluate and present CIT and segment results on a comparable basis; to determine amounts awarded under certain compensation programs; and to enable analysis of past performance.

16

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

	March 31,	December 31,	March 31,
	2007	2006	2006
Managed assets (1):
Finance receivables	$ 60,126.5	$ 55,064.9	$ 46,841.3
Operating lease equipment, net	11,294.4	11,017.9	10,166.0
Financing and leasing assets held for sale	1,954.9	1,793.7	1,551.0
Equity and venture capital investments (included in other assets)	21.2	25.4	31.1

Total financing and leasing portfolio assets	73,397.0	67,901.9	58,589.4
Securitized assets	6,314.6	6,261.3	6,913.1

Managed assets	$ 79,711.6	$ 74,163.2	$ 65,502.5

Earning assets (2):
Total financing and leasing portfolio assets	$ 73,397.0	$ 67,901.9	$ 58,589.4
Credit balances of factoring clients	(3,769.9)	(4,131.3)	(4,048.9)

Earning assets	$ 69,627.1	$ 63,770.6	$ 54,540.5

Tangible equity (3):
Total equity	$ 6,913.4	$ 7,251.1	$ 6,704.9
Other comprehensive income relating to derivative financial instruments	(11.6)	(34.2)	(60.3)
Unrealized gain on securitization investments	(15.5)	(18.4)	(13.1)
Goodwill and intangible assets	(1,252.4)	(1,008.4)	(1,013.5)

Tangible common equity	5,633.9	6,190.1	5,618.0
Preferred stock	500.0	500.0	500.0
Preferred capital securities (4)	259.1	250.3	251.6
60 year junior subordinated notes (4)	500.0	-	-

Tangible equity	$ 6,893.0	$ 6,940.4	$ 6,369.6

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) The preferred capital securities were called on April 10, 2007. On March 16, 2007, $250 million of additional junior subordinated notes were issued in anticipation of the preferred capital securities call. Accordingly only $500 million of the junior subordinated notes were included in our March 31, 2007 capitalization ratios.

17